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                                                                    EXHIBIT 7(e)

                       EMMIS COMMUNICATIONS CORPORATION
                         One Emmis Plaza, 7/th/ Floor
                              40 Monument Circle
                         Indianapolis, Indiana  46204


October 24, 1999

Liberty Media Corporation
9197 South Peoria Street
Englewood, Colorado  80112

Gentlemen:

In connection with your purchase of shares of the Class A Common Stock (as such amount may be adjusted for stock splits, share dividends, recapitalizations or similar transactions, the "Purchased Shares") of Emmis Communications Corporation ("Emmis") pursuant to a Stock Purchase Agreement dated as of October 25, 1999 (the "Purchase Agreement"), I agree to enter into a Shareholders' Agreement with you providing you with Tag-Along Rights on generally the following terms and conditions:

(1) Applicability.  The Tag-Along Rights will become first exercisable by you
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    with respect to each transfer of Emmis common stock by me or my affiliates after which my beneficial ownership of Emmis common stock (both Class A Common Stock and Class B Common Stock), together with the beneficial ownership of Emmis common stock by my affiliates (including for the purpose of our agreement, but not limited to, Emmis common stock over which I exercise voting control and with respect to which I bear the economic risk of ownership) (in the aggregate, the "Smulyan Shares"), is less than 33% of the amount of the Smulyan Shares immediately following the closing of the pending public offering of Emmis Class A Common Stock (or, if such offering does not occur, less than 33% of the amount of Smulyan Shares on the date hereof), adjusted appropriately for any stock splits, share dividends or recapitalizations.

(2) Tag-Along Rights. In any transaction with respect to which the Tag-Along
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    Rights are exercisable, I will give you the opportunity to participate in the transfer in the following manner:

    (A) I will give you written notice of the proposed transfer, specifying the number or amount of shares to be transferred, the proposed price, the identity of the proposed transferee or transferees and any other material terms of the proposed transfer.

    (B) Within 30 days after your receipt of my notice of proposed transfer, you have the right, exercisable by written notice to me, to require me to include in the proposed transfer a pro rata portion of your Purchased Shares on the same terms contained in my notice to you of the proposed transfer. The amount of Emmis common stock you are permitted to include in the proposed transfer will be up to that fraction of the total
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Liberty Media Corporation
October 24,1999
Page 2

       number of shares of Emmis common stock which the proposed transferee is willing to purchase (including any shares to be transferred by you pursuant to the Tag-Along Rights) which is equal to a fraction, the numerator of which is the number of Purchased Shares owned by you immediately prior to closing of the proposed transfer and the denominator of which is the sum immediately prior to the closing of the proposed transfer of the Smulyan Shares and the Purchased Shares still owned by you.

(3) Exceptions.  The Tag-Along Rights will not be exercisable by you in respect
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    of (i) any transfer by me to an affiliate or a transfer by an affiliate to me, or (ii) a bona fide pledge of Emmis common stock as security for indebtedness owed to the pledgee (although a transfer of ownership of such pledged Emmis common stock pursuant to enforcement of the pledge will be subject to the Tag-Along Rights).

(4) Limited Assignment.  You may not assign the Tag-Along Rights to any person
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    or entity other than your affiliate in connection with a transfer to such affiliate of Purchased Shares. The Tag-Along Rights will not be enforceable at any time by or on behalf of any person or entity that holds any of the Purchased Shares other than you or a person or entity that at such time is your affiliate.

(5) Termination.  All Tag-Along Rights will terminate at such time as you and
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    your affiliates cease to own at least 1,400,000 Emmis common shares, adjusted appropriately for any stock splits, share dividends or recapitalizations.

(6) Assignment.  The Tag-Along Rights provided herein may be assigned to (i)
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    any controlled Subsidiary (as such term is defined in the Purchase
    Agreement) of Liberty in respect of any Purchased Shares transferred by Liberty to such controlled Subsidiary and (ii) any affiliate of Liberty in respect of Purchased Shares transferred by Liberty to such affiliate, provided, however, that in the case of clause (ii), such Tag-Along Rights
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    shall not apply to any Purchased Shares held by such affiliate which are in excess of one-third of the aggregate Purchased Shares issued under the Purchase Agreement (as such number may be appropriately adjusted to reflect stock splits, stock dividends, reclassifications and similar transactions).

It is contemplated that the terms of the Tag-Along Rights will be contained in a definitive Shareholders' Agreement to be negotiated and entered into by us. Notwithstanding the foregoing, each of us expressly acknowledges that this letter agreement will constitute a binding agreement between us, subject to the terms and conditions set forth herein, until a definitive Shareholders' Agreement is executed and delivered, and if such definitive Shareholders' Agreement is not executed and delivered by December 15, 1999, then this letter agreement shall constitute the entire agreement between us concerning the subject matter contained herein. Once we have entered into the definitive Shareholders' Agreement, it will supersede this letter agreement as to all aspects of the Tag-Along Rights.
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Liberty Media Corporation
October 24,1999
Page 3

If you are in agreement with the terms set forth in this letter, please sign this letter in the space below, at which time this letter will constitute a binding agreement between us.

Very truly yours,


By:  /s/ Jeffrey H. Smulyan
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     Jeffrey H. Smulyan


ACCEPTED AND AGREED.

LIBERTY MEDIA CORPORATION


By:  /s/ Robert R. Bennett
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     Robert R. Bennett
Its: President